Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Fourth Quarter and Year-End 2003 Results

NEW YORK, February 17, 2004 – Omnicom Group Inc. (NYSE-OMC) today announced that net income for the fourth quarter of 2003 increased 10% to $221.3 million from $201.5 million in the fourth quarter of 2002. Diluted earnings per share increased 8% to $1.17 per share in 2003 from $1.08 per share in 2002.

Worldwide revenue increased 18.3% to $2,506.0 million in the fourth quarter of 2003 from $2,118.8 million in the fourth quarter of 2002. Domestic revenue for the fourth quarter of 2003 increased 15% to $1,327.9 million compared to $1,153.5 million in 2002. International revenue for the fourth quarter of 2003 increased 22% to $1,178.1 million compared to $965.3 million in 2002.

Net income for the twelve months ended December 31, 2003 increased 5% to $675.9 million from $643.5 million in 2002. Diluted earnings per share increased 4% to $3.59 per share in 2003 from $3.44 per share in 2002.

Worldwide revenue for the twelve months ended December 31, 2003 increased 14.4% to $8,621.4 million from $7,536.3 million in 2002. Domestic revenue for the twelve months ended December 31, 2003 increased 10% to $4,720.9 million compared to $4,284.6 million in 2002. International revenue for the twelve months ended December 31, 2003 increased 20% to $3,900.5 million compared to $3,251.7 million in 2002.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com), is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our fourth quarter and 2003 Year-End earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited) (in Thousands of Dollars, Except Per Share Data)

Three Months Ended December 31	2003	2002
Revenue	$ 2,506,047	$ 2,118,845
Operating expenses	2,135,783	1,785,470

Operating income	370,264	333,375
Net interest expense	10,072	7,663

Income before income taxes	360,192	325,712
Income taxes	119,651	104,069

Income after income taxes	240,541	221,643
Equity in affiliates/Minority interests	(19,259)	(20,169)

Net income	$ 221,282	$ 201,474

Earnings per share
Basic	$ 1.18	$ 1.08
Diluted	$ 1.17	$ 1.08

Weighted average shares (in thousands)
Basic	187,806	186,055
Diluted(a)	190,014	186,894

Dividend declared per share	$ 0.20	$ 0.20

(a)	Diluted earnings per share for 2003 and 2002 was calculated using an assumed increase in net income of $313,000 and $244,00 respectively, related to the after-tax compensation expense from dividends on restricted shares.

Omnicom Group Inc.

(Unaudited) (in Thousands of Dollars, Except Per Share Data)

Twelve Months Ended December 31	2003	2002
Revenue	$ 8,621,404	$ 7,536,299
Operating expenses	7,456,729	6,432,184

Operating income	1,164,675	1,104,115
Net interest expense	42,826	30,492

Income before income taxes	1,121,849	1,073,623
Income taxes	380,927	375,637

Income after income taxes	740,922	697,986
Equity in affiliates / Minority interests	(65,039)	(54,527)

Net income	$ 675,883	$ 643,459

Earnings per share
Basic	$ 3.61	$ 3.46
Diluted	$ 3.59	$ 3.44

Weighted average shares (in thousands)
Basic	187,258	186,094
Diluted(a)	188,656	187,603

Dividend declared per share	$ 0.80	$ 0.80

(a)	Diluted earnings per share for 2003 and 2002 was calculated using an assumed increase in net income of $1,114,000 and $975,00 respectively, related to the after-tax compensation expense from dividends on restricted shares.